Amendment to
                              Subadvisory Agreement

Schedule A of the Subadvisory Agreement between American Express Financial Corporation ("AEFC") and Goldman Sachs Asset Management, L.P. ("Subadviser") dated April 16, 2003, is amended to read as follows:

         Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

         For the combined assets of:

         AXP Partners Small Cap Value Fund, a series of AXP Partners Series, Inc., (agreement between the Fund and AEFC dated December 1, 2002) and

         AXP VP Partners Small Cap Value Fund, a series of AXP VP Partners Series, Inc. (agreement between the Fund and AEFC dated December 1,
         2002)

                  Average Daily Net Assets*                   Rate
                  --------------------------------------------------
                  First $100 million                          60 bp
                  Thereafter to a maximum of
                            $400 million                      55 bp


         The GS Portion of AXP Partners Small Cap Value Fund and AXP VP Partners Small Cap Value Fund shall not exceed $400 million of the Fund's assets.

         For AXP Partners Growth Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated January 9, 2003)

                  Average Daily Net Assets*                   Rate
                  --------------------------------------------------
                  First $50 million                           50 bp
                  Next $100 million                           40 bp
                  Thereafter                                  30 bp

         ----------------------------
         * When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets for AXP Partners Growth Fund are $100 million, a rate of 50 bp would apply to $50 million and a rate of 40 bp would apply to $50 million.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 21st day of July, 2003.

AMERICAN EXPRESS                               GOLDMAN SACHS ASSET
FINANCIAL CORPORATION                          MANAGEMENT, L.P.



By: /s/ Paula R. Meyer                         By: /s/ James McNamara
    --------------------                           -------------------
        Paula R. Meyer                         Name:   James McNamara
        Senior Vice President and
        General Manager - Mutual Funds         Title:  Managing Director